Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-179471 and 333-187664) and related prospectuses of Williams Partners L.P. and the registration statement on Form S-8 (No. 333-128881) pertaining to the Williams Partners GP LLC Long-Term Incentive Plan of our report dated February 27, 2013 (except as it relates to the matter discussed in the section titled “Organizational restructuring,” set forth in Note 1 and further addressed in Note 16, as to which the date is May 13, 2013), with respect to the consolidated financial statements of Williams Partners L.P., included in this Current Report (Form 8-K) filed May 13, 2013.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 13, 2013